Exhibit 10.35

Office Lease Contract

[Unofficial English Translation]

Lessor: Shenzhen Fumeibang Technology Co., Ltd. (hereinafter referred to as Party A)

Legal Representative: Zhou Junlin

Lessee: United Time Technology Co., Ltd. (hereinafter referred to as Party B)

Legal Representative: Bao Minfei

In accordance with the Contract Law of the People's Republic of China and the relevant laws and regulations, Party A and Party B enter into the Contract and reach the following agreement on the issues in relation to this lease on the basis of equality, free will and consensus:

Article 1 The Leased space is located in Room 701, 7th Floor, Block A, Building 5, Software Industry Base, Nanshan District, Shenzhen City, with a building area of 640.23 square meters.

Article 2 Purpose of lease: Party B leases the space as its office for business operation.

Article 3 Lease term: October 1, 2019 to September 30, 2020, and the rent: RMB 87360 tax-included (in words: RMB Eighty-seven Thousand Three Hundred and Sixty Only) is paid starting from October 2019 on a monthly basis. The monthly rent for renewal will be adjusted according to the market situation.

Article 4 Method of payment: monthly payment. The rent of the next month shall be paid before the 28th day of each month to Shenzhen Fumeibang Technology Co., Ltd. (Account No.: 4420 1583 9000 5252 2051, Bank of deposit: Shenzhen Nanshan Avenue Branch of China Construction Bank Corporation).

Article 5 The water, electricity and property management fees of the Leased space shall be paid by Party B.

Article 6 Party A undertakes the following responsibilities during the lease term:

1. The Leased space is provided along with complete documentations and belongs to a legal building.

2. Party A guarantees that the usage of the space for lease conforms to the provisions of relevant laws, regulations and rules, and provides Party B with the ownership certificate (for Party B to apply for business license);

3. Party A shall notify Party B one month in advance if Party A needs to sell or mortgages the above-mentioned houses;

4. Party A shall be responsible for settling the relevant expenses of the Leased space (including water and electricity charges, etc.) before handing over the space to Party B;

5. During the lease term, Party A shall not change the current situation of the space without the consent of Party B;

6. Other agreements: None.

Article 7 Party B shall undertake to bear the following responsibilities during the lease term:

1. If it is necessary to renovate the space or expand the facilities, Party A's written consent shall be obtained with the cost paid by Party B itself;

2. Party B shall properly use and take good care of the facilities inside the space to prevent abnormal spoilage. Where the space or facilities are damaged (except for normal loss) due to improper use, Party B shall be liable for compensation;

3. Party B shall inform Party A in time and take effective measures in case of any damage or failure of the Leased space and its internal facilities that may hinder the safe and normal use of the Leased space. Accordingly, Party B shall assist Party A in the normal inspection and maintenance of the space;

4. Party B shall hand over the space to Party A at the expiration of the lease term. If it is necessary to continue to lease the above-mentioned space, it shall negotiate with Party A 20 days in advance, and both parties shall sign a separate contract. If Party B continues to use the space without signing a renewal contract and Party A raises no objection, the lease contract shall remain valid;

5. Party B shall be responsible for paying all water and electricity charges during the lease term of the Leased space;

6. Party B shall guarantee that its behavior during the use of the Leased space complies with the provisions of relevant laws, regulations and rules;

7. Without the consent of the Lessor, Party B shall not change or demolish the structure or change the use of the Leased space without permission. If the Lessee sublets the Leased space to a third party, it must obtain the consent of Party A;

8. Miscellaneous: none.

Article 8 If Party B engages in illegal activities beyond the business scope or provides convenience for other people's illegal activities in the Leased space, Party A shall immediately terminate the Contract and take back the space once it discovers these issues or is notified by the relevant departments, and Party B shall be responsible for the losses caused thereby.

Article 9 Within the term of the Contract, if Party A really needs to rebuild, expand or repair the Leased space, it shall obtain the consent of Party B. In addition, both parties shall sign a written agreement separately.

Article 10 In case of any of the following circumstances, Party A has the right to terminate the Contract, and Party B shall be liable for the losses caused to Party A:

1. Without the consent of Party A and the approval of relevant departments, Party B changes the use of the Leased space without authorization;

2. Party B violates the Contract and fails to undertake maintenance responsibilities or pay maintenance fees, resulting in serious damage to the space or equipment;

3. Within 10 days of Party B being late for the rent payment, Party A has the right to terminate the Contract and confiscate all the deposits, and recover the rent by legal means if necessary, and all losses caused shall be borne by Party B.

Article 11 If the Leased space or equipment is damaged due to force majeure, the Contract will be automatically terminated, and both parties will not bear any responsibility:

Article 12 If Party B needs to continue to lease the Leased space after the expiration of the Contract, it shall request Party A to renew the lease 20 days before the expiration of the Contract; if Party A needs to continue to rent out the space, Party B shall have the priority to lease the space under the same conditions. If both parties reach an agreement on the renewal of the lease, the Contract shall be entered separately from this one.

Article 13 The Contract shall come into effect after being signed and sealed by both parties. If certain articles of the Contract are invalid, revoked or terminated, it will not affect the validity of the articles on methods for dispute settlement that exist independently in the Contract.

Article 14 Any dispute arising from the performance of the Contract shall be settled by both parties through negotiation; if negotiation fails, either party has the right to bring a lawsuit to the people's court according to law.

Article 15 For other issues not mentioned herein, a separate supplementary agreement shall be signed by both parties hereto through consultation, and the supplementary agreement shall have the same legal effect as the Contract.

Article 16 The Contract is made in duplicate, with one for each party.

Lessor:	Lessee:

Shenzhen Fumeibang Technology Co., Ltd.	United Time Technology Co., Ltd.
(Seal Affixed)	(Seal Affixed)

/s/ Zhou Junlin	/s/ Bao Minfei
Address:	Address:
Tel.:	Tel.:
September 25, 2019	MM/DD/YYYY

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